SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 10

                General Form for Registration of Securities
                   Pursuant to Section 12(b) or 12(g) of
                    the Securities Exchange Act of 1934


                            GTrade.Network Inc.
                            --------------------
           (Exact name of Registrant as specified in its charter)

         Delaware                                           13-4063320
--------------------------------                     ----------------------
(State or other jurisdiction of                        (I.R.S. Employer
   Incorporation or organization)                    Identification Number)


                      3500 Sunrise Highway, Ste. D-109
                           Great River, NY 11739
                     ---------------------------------
                  (Address of principal executive offices)
                                 (Zip Code)

       Registrant's telephone number, including area code:(516) 859-9750
                                                         ------------------

       Securities to be registered pursuant to Section 12(b) of the Act:

                               Not Applicable
                              ---------------
       Securities to be registered pursuant to Section 12(g) of the Act:

                       Common Stock, $.001 par value
                      -------------------------------
                              (Title of Class)





Exhibit Index is on page 18.

                                   PART I

Foreword
--------
          The information set forth herein is based primarily on historical information. To the extent that this Registration Statement on Form 10 includes forward-looking statements, such statements involve uncertainty and risk, and actual results could differ materially from those reflected in such forward-looking statements. A list of those factors which management believes could adversely affect the actual results is set forth in a section immediately following the description of GTrade's Business in this Part I under the caption "Special Factors to be Considered."

Item 1.  Business.
------------------
The Company
-----------
          GTrade.Network Inc., a Delaware corporation ("GTrade" or the "Company"), maintains its principal executive offices at 3500 Sunrise Highway, Ste. D-109, Great River, NY 11739, and its telephone number is
(516) 859-9750. GTrade's business consists of the acquisition of nascent companies, the conduct of the business of those companies, and ultimately the spin-off of its residual interests in such companies to its shareholders. GTrade conducts its business through its subsidiaries, as described below.

Background
----------
          The Company was incorporated in the State of Delaware on March 16, 1993 under the name of Avistar Acquisitions, Inc., and on July 5, 1995 Back & Neck Corp., an Idaho corporation was merged into the Company. The
Company was engaged in the business of providing chiropractic services from July 5, 1995 until November 28, 1997, at which time the Company's chiropractic business was transferred to Dr. Ernest Pecararo in consideration of $35,000.00 cash and his assumption of all of the liabilities of the Company then existing.

          After November 28, 1997, the Company was a "shell" in search of a business, and attempted to effect a reverse acquisition first with Psycho Sports Technologies, Inc. ("Psycho Sports") and then with Naturally New Zealand Networks, Inc., a Nevada corporation ("Naturally New Zealand").
The attempted acquisition of Psycho Sports was never consummated, and the acquisition of Naturally New Zealand was rescinded by Naturally New Zealand. However, the Company has also been known as "Naturally New Zealand Networks, Inc., a Delaware corporation" and "CrossCountry Holdings Ltd." The Company assumed the name of "GTrade.Network Inc." on April 20, 1999.

          Prior to April 5, 1999, the Company was a "shell" corporation in search of a business. On April 5, 1999, the Company acquired by License Agreement the exclusive, worldwide marketing rights for AutoEx Exchange Server software (the "System"), which had been developed by Automation Excellence Caribe Ltd. The System allows two parties to transact business over the internet with state-of-the-art security, and allows for the guaranteed delivery of product against immediate payment of funds in any of 225 currencies.

          The Company is now engaged in promoting the System to other companies which can utilize the System, has acquired two companies engaged in internet commerce, and is seeking to acquire other companies engaged in internet commerce or with products that can be effectively marketed on the internet, and which have a high growth potential.

FleaMan.Com Inc.
-----------------
          On June 2, 1999 GTrade acquired FleaMan.Com Inc., a Nevada corporation ("FleaMan") from Mr. Ralph J. Fasano in consideration of 400,000 shares of GTrade Common Stock and 100,000 shares of GTrade Series A Preferred Stock pursuant to an Agreement and Plan of Reorganization dated May 20, 1999 (the "FleaMan Reorganization Agreement") by and between GTrade and Mr. Fasano.
GTrade was also obligated to infuse $3 Million cash into the operations of FleaMan. As GTrade was unable to honor its obligation to infuse $3 Million into FleaMan at closing, and subsequently advanced only $40,000.00 to FleaMan, the FleaMan Reorganization Agreement was amended on August 11,
1999 to provide for an additional infusion of $200,000.00 by September 10, 1999 and the balance of $2,760,000.00 to be funded by March 10, 2000.

          The Series A Preferred Stock provides for the ability of either Mr. Fasano or GTrade to trigger redemption of the Series A Preferred Stock after June 30, 2000 whereupon the holder(s) of the Series A Preferred Stock would receive 70% of the then issued and outstanding shares of FleaMan in satisfaction of the redemption obligation. In addition, during the interim, FleaMan retains as a subsidiary 70% of the net profits before taxes of FleaMan and 30% of the net profits before taxes is to be held by GTrade for the operations of GTrade as the parent corporation.

Strategy
---------
          Fleaman's objective is to provide a user-friendly Internet environment making e-commerce available to the public to post goods and services for sale utilizing FleaMan's web site "fleaman.com". The strategy is to market the name "FleaMan.Com" as you would a shopping center, using advertising, promotions, gimmicks and games of chance to draw e-shoppers to the web site. If e-shoppers are "hitting" the web site, that is where the e-sellers will elect to advertise their wares.

Products
--------
          FleaMan's products are the web sites "fleaman.com", "fleamansgold.com", "fleamans1on1.com" and "fleamanpics.com". Each web site provides a service to the user or sponsor for a fee.

-- FleaMan.Com will generate revenue by charging rental, advertising and sponsorship fees.
--        FleaMansGold.Com will generate revenue from sponsors.
-- FleaMans1on1.Com will generate revenue from rental, advertising and sponsorship fees.
-- FleaMansPics.Com will provide free image processing to FleaMan.Com vendors, others will pay a fee for the service.

Vendor Relationships
--------------------
          FleaMan, as a start-up company has developing relationships with various vendors that provide Internet, e-commerce and computer related services, software and hardware and management expects this to continue in some areas but not in others as FleaMan will strive to become as self-servicing through the planned purchase of its own servers. FleaMan plans to occupy space in the same high-tech building as the parent company which is already pre-wired for Internet and E-commerce companies, thereby reducing FleaMan's dependance on outside vendors.

Sales
-----
          FleaMan has plans for an aggressive advertising program that will target potential and existing e-vendors through a nationwide advertising campaign which will include mass e-mailing, Internet banners, newspaper and radio. It is FleaMans goal to attract 10,000 vendors by the end of the first year of operations. FleaMan has hired an advertising firm to market its FleaMansGold.Com concept to commercial web sites.

Customer Service
----------------
          FleaMan will hire and train customer service personnel to help e-shoppers and vendors who need assistance. Customer service will be provide primarily through e-mail, though a phone number will be provided upon request.

International Operations and Sales
----------------------------------
          The Internet has opened the doors to doing business around the world, 24 hours a day. FleaMan has no current plans to have operations outside the U.S., but does anticipate that it will derive revenues from all corners of the globe.

Competition
-----------
          FleaMan.Com will be competing with larger companies with greater financial resources than it currently has, including, among others, Amazon.com and Ebay.com. Management believes that the advantages FleaMan offers to vendors is a lower cost of doing business and the ability of the vendors to advertise their "store front" within FleaMan's web site.

          FleaMansGold.Com has very little competition at this time because of the unique strategy that it uses to generate "hits" for its sponsors. Management believes that the success of FleaMansGold.Com will spur others to try to replicate FleaMansGold.Com's business to try to gain market share.

          FleaMans1on1.Com is entering the auction arena with many others. FleaMan believes its advantage over the other auction web sites is that FleaMans1on1.Com allows buyers and sellers to negotiate discreetly through e-mail without the buyer being influenced by false bids which is a problem on other auction sites. FleaMan charges a flat fee to post items for sale, while competitors charge a commission. On expensive items the savings to sellers could be substantial.

NetSafety Corporation USA, Inc.
-------------------------------
          On August 27, 1999 GTrade acquired NetSafety Corporation USA, Inc., a California corporation ("NetSafety") from Messrs. Jeff A. Fortin, Josh R.
Wise and William T. Albanese, Trustees under a Preferred Stock Trust
Agreement dated August 27, 1999 for the then existing shareholders of NetSafety in consideration of 100,002 shares of GTrade Series C Preferred
Stock pursuant to an Agreement and Plan of Reorganization dated August 27, 1999 (the "NetSafety Reorganization Agreement") by and between GTrade and the Trustees. GTrade also issued 170,000 shares of GTrade Common Stock to NetSafety for its use in funding its operations, with the contemplation that such shares would be pledged to lenders to secure the funds needed to operate NetSafety.

          The Series C Preferred Stock provides for the ability of either the Trustees or GTrade to trigger redemption of the Series C Preferred Stock after August 30, 2000 whereupon the holder(s) of the Series C Preferred
Stock would receive 70% of the then issued and outstanding shares of NetSafety in satisfaction of the redemption obligation. In addition, during the interim, NetSafety retains as a subsidiary 70% of the net cash flow of NetSafety and 30% of the net cash flow is to be held by GTrade for the operations of GTrade as the parent corporation. Net cash flow is defined for these purposes as net cash derived from operations, including payment therefrom of all salaries and bonuses to officers, and specifically excludes cash derived from financing activities.

Strategy
--------
          Netsafety is a marketing Company that delivers Internet services through proprietary network servers to customers accessing the Internet. NetSafety services communicate with the user through network servers called child, kid, teen and adult networks; by proxy messaging; and Internet Protocols. With the integration of services NetSafety delivers safe messaging, safe-portal access, content, SPAM filtering, Email filtering, Pornography filtering, web-based email, graphic Lockbox, parent notifications and transitional communities.

          NetSafety offers customized Internet Browsers which communicate through security username and passwords to NetSafety servers. Once a customer is authorized access to NetSafety servers, all activity during that session is monitored for customer safety, once the user terminates access, NetSafety services stop.

Products
--------
          NetSafety's product line Crayon Crawler "White-list" child's Network (ages 3-7), @kidsafety network (ages 8 to 12), @teensafety network (ages 13-17) and @adultsafety network (ages 18+) are cutting edge technologies, to include e-mail, filtering, portal, transitional communities, branding, member chat, safe content, searches, and direct connection to law enforcement.

          NetSafety's product line includes safety products for children, teenagers, and with its server-based and network configurations which provide its subscribers with peace of mind and safety while on the Internet, while at the same time allowing NetSafety to meet their interest with demographically developed marketing, advertising and portal branding, which will enhance subscribers' interest in the Internet, as well as develop additional revenue for NetSafety

Vendor Relations
----------------
          Although NetSafety has established relationships with few suppliers on which it is currently dependent, there are numerous suppliers of internet access services and server technologies. However, NetSafety is materially dependent on its relationships with Log-On Data Corporation and United
Research Laboratories, Inc. for its filtering and database technology in order to deliver a product which makes the Internet safe for the user.

Sales and Distribution
----------------------
          NetSafety will distribute its product through three distribution strategies, i.e. (i) "desktop cop" Web PC systems, (ii) Internet Set-top boxes, and (iii) OEM channels. Currently NetSafety has an interest in bundling its NetSafety solution on modem and computer manufacturer products in the year 2000. In addition, NetSafety is producing a marketing video which will be aired nationally, every week in 18 markets, three times per weekend for the entire year.

Customers and Customer Support
------------------------------
          NetSafety will offer its product in four methods, i.e. (i) Direct Consumers, who access its services using their own Internet, access point;
(ii) NetSafety access, which will be provided by MindSpring Internet Services, thereby getting NetSafety's low-cost PC's and STB's at a reduced price; (iii) Value-added service for any Internet Service provider; and
(iv) in the OEM channel as bundled product, with NetSafety's pre-loaded solution on our low-cost PC's and STB's for example.

          Customer support will be handled through the ISP partners, and NetSafety will operate a technical/customer support information Website for its members.

International Operations and Sales
----------------------------------
          NetSafety, with its Canadian partner View Call Canada, a subsidiary of Manitoba Telephone Systems, plans on developing and launching a Canadian operation within six months of the USA launch.

Competition
-----------
          NetSafety currently has no direct competition, since it provides no software to consumers, and all activities of our solution is based on NetSafety's servers, and is transmitted to its members through NetSafety's private networks, utilizing the Internet. Although perceived competition such as NetNanny, N2H2, Cybersitter, to name a few, have filtering aspects, NetSafety offers a complex package of services, content, filtering, and monitoring which requires no software, other than an Internet connection, and a browser. Management takes pride in the fact that NetSafety's business model to date is not being followed by any of its perceived competitors. In addition, management believes that NetSafety is the only "Internet safety solutions provider" on the Internet to have an active endorsement from law enforcement.

Year 2000 - Y2K
----------------
          Like other organizations and individuals around the world, the Company could be adversely affected if the computer systems it uses and those used by significant third parties (e.g. vendors, customers, third party administrators, etc.) do not properly process and calculate date-related information and data. This is commonly known as the "Year 2000 Issue." Management is assessing its computer systems and business processes and intends to initiate actions to address the Y2K needs identified.
Management is also assessing the actions being taken by significant third parties that interface with the Company. At this time management is not able to determine the impact, including the costs of remediation, of the "Year 2000 Issue" on the Company.

Employees
---------
          As of September 30, 1999, GTrade's subsidiaries had three full-time employees. In addition, Gtrade has retained five persons as consultants to perform tasks on as "as needed" basis that will eventually be performed by employees of GTrade, in sales, sales support and marketing functions. None of GTrade's employees are covered by a collective bargaining agreement. GTrade considers its relations with its employees and consultants to be good.

                      SPECIAL FACTORS TO BE CONSIDERED
                     ---------------------------------

Additional Capital Required and Continued Losses
-------------------------------------------------
          The Company will need to continue to raise capital in the form of equity and debt in order to continue operations. If the Company is unable to raise the capital required, it will have a material adverse effect on the Company's ability to continue to develop its operations. The Company can not give any assurances that it will be able to raise the capital required, or that even if available it will be available on terms favorable to the Company. However, management believes that it will be able to raise capital to funds continue operations and fund its on-going losses for the near term.

Forward-Looking Information
---------------------------
          Future operating results may be impacted by a number of factors that could cause actual results to differ materially from those stated herein, which reflect management's current expectations. These factors include worldwide economic and political conditions, industry specific factors, the Company's ability to maintain access to external financing sources and its financial liquidity, and the Company's ability to manage expense levels.

          This Registration Statement contains certain forward-looking statements that are based on current expectations. In light of the important factors that can materially affect results, including those set forth above and elsewhere in this Registration Statement, the inclusion of forward-looking information herein should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company may encounter competitive, technological, financial, legal and business challenges making it more difficult than expected to continue as a going concern; competitive conditions within the industry may change adversely; demand for the Company's products and services may weaken; the Company may be unable to retain existing key management personnel; inventory risks may rise due to shifts in market demand; the Company's forecasts may not accurately anticipate market demand; and there may be other material adverse changes in the Company's operations or business. Certain important presumptions affecting the forward-looking statements made herein include, but are not limited to, (i) timely identifying and delivering new products as well as enhancing existing products, (ii) implementing current acquisition plans and funding same, (iii) accurately forecasting cash needs, and (iv) obtaining new sources of external financing prior to the expiration of existing support arrangements. Assumptions relating to budgeting, marketing, advertising, product mix and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing, cash expenditures or other budgets, which may in turn affect the Company's financial position and results of operations.



                   (This Space Intentionally Left Blank)

Item 2.  Financial Information.
-------------------------------
  The following selected consolidated financial data has been derived from and should be read in conjunction with the audited consolidated financial statements of GTrade, and the notes thereto, and with "Management's Discussion and Analysis of Results of Operations and Financial Condition", included elsewhere herein and incorporated herein by this reference (dollars in thousands, except per share data).

                            Nine
                          Months
                           Ended                   Years Ended December 31,
                       September    -------------------------------------------------
                        30, 1999        1998      1997      1996      1995      1994
                        ---------   --------- --------- --------- --------- ---------
Net Sales               $    -0-    $    -0-  $    -0-  $    -0-  $    -0-  $    -0-

Income (Loss) Before
Taxes                   (155,044)    (47,777)     (100)     (100)      (61)      (30)

Net Income (Loss)       (155,044)    (47,777)     (100)     (100)      (61)      (30)

Earnings (Loss) per
share                       (.02)        -0-       -0-       -0-       -0-       -0-

Total Assets             485,799         -0-       -0-       -0-       -0-       -0-

Long Term
Obligations              225,000         -0-       -0-       -0-       -0-       -0-

Stockholders'
Equity (Deficit)          52,358         -0-       -0-       -0-       -0-       -0-

Weighted Average
Shares Outstanding     8,333,578   4,155,800   116,192     5,800     5,800     5,800


Management's Discussion and Analysis of Results of Operations and Financial
---------------------------------------------------------------------------
Condition.
----------
     In April 1999, the Company acquired a License for the exclusive, worldwide marketing rights for the AutoEx Exchange Server software from Automation Excellence Caribe Ltd. Subsequently, the Company acquired FleaMan and NetSafety in June 1999 and August 1999, respectively.

     All assets and companies acquired were in initial or start-up stages of development. Accordingly, no revenues were realized for the period ended September 30, 1999.

     Costs incurred in the development of a website and software were capitalized. No depreciation was computed on such items as they have not been placed in service as of September 30, 1999.

                                     9
     Operating costs for the period ended September 30, 1999, such as selling and promotion costs, payroll and payroll related costs, professional fees, office and postage, telephone, stock fees, investor relation fees, and other miscellaneous costs were expensed as incurred, resulting in a net operating loss of ($155,044).

     Common Stock was issued in April 1999 for $100,000, and notes were issued in September 1999 to secure $225,000 of operating capital. No interest was accrued on the notes as the notes were issued in late September 1999, and the amount would be nominal.

     The Company has incurred losses that can be carried forward to offset future earnings if conditions of the Internal Revenue Code of 1986 are met. The Company has adopted FASB 109 to account for income taxes. The Company currently has no issues that create timing differences that would mandate deferred tax expense. The Company has, however, accrued $10,000 for income taxes that may be due at the state level.

     At September 30, 1999 the Company had nominal operations and working capital. The Company must find a source of working capital to continue operations.


Item 3.  Properties.
--------------------
     GTrade's principal offices are located in leased facilities in Great River, New York, which consists of approximately 1,650 square feet of office space at a lease rate of $3,000.00 per month on a three year lease cancelable after 13 months.

     FleaMan's principal offices are located in Great River, New York, which consist of approximately 5,650 square feet of office space at a lease rate of $9,500.00 per month on a five year lease which expires in 2004.

     NetSafety's principal offices are located in leased facilities in Santa Clara, California, which consist of approximately 400 square feet of office space at a lease rate of $600.00 per month on a one-year lease which expires March 31, 1999.


                   (This Space Intentionally Left Blank)













                                     10


Item 4.  Security Ownership of Certain Beneficial Owners and Management.
------------------------------------------------------------------------
     The following table sets forth, as of September 30, 1999, information relating to the beneficial ownership of GTrade's Common Stock by (i) each person known to GTrade to be the beneficial owner of more than five percent of GTrade's outstanding Common Stock, (ii) each director, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group. GTrade knows of no agreements among its shareholders which relate to voting or investment power over its Common Stock.

                                                Amount and Nature of
                                              Beneficial Ownership as     Percent of
                                             of September 30, 1999 (1)   Outstanding
                                                    Number of Shares       Class of
Name and Address of Beneficial Owner              Common     Preferred  Security (19)
------------------------------------         ------------  ------------ -------------
PanEuro Holdings PLC                           3,000,000                        28 %
  The Dell at Nurthurst
  Horsham West, Sussex
  RH1 3GLH England

Automation Excellence Caribe Ltd.              2,000,000                        19 %
  c/o Hanver Trust Company
  Henville Bldg., Ste. One
  Main Street, Charlestown
  Nevis, West Indies

Jeff A. Fortin, Josh R. Wise and                               100,002         100 %
  William T. Albanese, Trustees                               Series C
  under a Preferred Stock Trust
  Agreement dated August27, 1999 (2)
    c/o NetSafety Corporation USA, Inc.
    967 Poplar Street, Ste. A
    Santa Clara, CA 950050

Directors and Officers (3)
--------------------------

Ralph J. Fasano (4)                              400,000                         4 %
                                                               100,000         100 %
                                                              Series A

Sheldon C. Ruggles                                   -0-           -0-           0 %
Murray Berger                                        -0-           -0-           0 %
All officers and directors as a group     400,000 (4) (5)                        4 %
  (3 persons) (5) Murray Berger                                100,000         100 %
                                                              Series A


* Denotes less than 1%.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                     11

(2) The Trustees hold legal title to the Series C Preferred Stock issued for the acquisition of NetSafety Corporation USA, Inc. for the benefit of 23 minority shareholders plus the interests of the Trustees as majority shareholders of NetSafety, as their interests appeared prior to the acquisition by GTrade.
(3) The address for the executive officers and directors and proposed directors is: 3500 Sunrise Highway, Ste. D-109, Great River, NY 11739.
(4) Mr. Fasano was the sole shareholder of FleaMan.Com Inc. prior to its acquisition by GTrade. All shares reflected in the name of Mr. Fasano were acquired in connection with the acquisition of FleaMan by GTrade.
(5) For purposes of determining the percentage of outstanding Common Stock held by each person or group set forth in the table, the number of shares held by a person or group is divided by the number of shares of GTrade's Common Stock outstanding on September 30, 1999 (10,725,800), which includes 170,000 shares of GTrade issued to NetSafety for its use in funding its operations. There are no options or warrants outstanding for the acquisition of additional shares of the Company. Percentages of less than 1% are represented by an asterisk.

Item 5.  Directors and Executive Officers.
------------------------------------------
     The following table sets forth certain information regarding the current directors and officers of Gtrade.

Name                Age  Position
------------------- ---  -----------------------------------------------------------
Ralph J. Fasano     54   President, Chief Executive Officer and a Director
Sheldon C. Ruggles  44   Chief Financial Officer, Secretary/Treasurer and a Director
Murray Berger       69   Director

     Ralph J. Fasano (age 54) became a Director of the Company on June 2, 1999 upon the Company's acquisition of FleaMan.Com Inc., and was appointed to serve as President and Chief Executive Officer of the Company on October 7, 1999 following the resignation of Mr. Aziz Hirji, who served as President of the Company from May 21, 1999 until his resignation. Mr. Fasano also serves as President of FleaMan.Com Inc., one of the Company's wholly-owned subsidiaries. Mr. Fasano has served as President of Trade Town, Inc. since 1982. Trade Town, Inc. is engaged in the business of operating a flea market and jewelry exchange.

     Sheldon C. Ruggles (age 44) was appointed to serve as Chief Financial Officer, Secretary/Treasurer and a Director of the Company on October 7, 1999. Mr. Ruggles has been engaged in the business of a private consultant in accounting and management since January 1998. From February 1996 to December 1997 he served as Director of Finance for Gentle Care, Inc., a firm engaged in the business of home health care. And from 1991 to February 1996 he served as Controller/Corporate Account Manager for Tru-Check Computer Systems, Inc. and Computer Outsourcing Services, Inc., companies engaged in computer outsourcing.

     Murray Berger (age 69) has been engaged for more than the last five years as the sole proprietor of Document Management Services, transporting real estate documents and commercial instruments.

                                     12

     The officers are elected by the Board of Directors and serve at the discretion of the Board of Directors.

     In addition to the officers and directors of the Company, Mr. Jeff A. Fortin, President of NetSafety Corporation USA, Inc., one of the Company's wholly-owned subsidiaries, may be deemed to be a significant employee. Mr. Fortin, age 42, was appointed Chief Executive Officer of NetSafety on March 31, 1999, and continues to serve in that capacity. Mr. Fortin also serves as Chief Executive Officer of Surfaway Internet Services, Inc. (an Internet Services Provider), first appointed to that position on January 1, 1998. From January 1996 to October 1997 he served as President and Chief Executive Officer for TGGH Inc, (d.b.a. @bigger.net), (a free-ISP provider). From June 1988 to December 1995 he was owner and chief principal of NESTech, an environmental consulting firm specializing in health and safety issues.

Item 6.  Executive Compensation.
--------------------------------
     No officer or director of GTrade has received compensation equal to or exceeding $100,000 during any of the last five fiscal years; accordingly no table is furnished to outline the compensation received.

Compensation of Outside Directors
---------------------------------
     GTrade pays its outside Director, Murray Berger $1,000.00 for each meeting convened in person by the Board of Directors, and $500.00 for each telephonic meeting of the Board of Directors, plus expenses incurred to attend Board meetings. All directors are also eligible to receive stock and/or stock options as a form of compensation.

Item 7.  Certain Relationships and Related Transactions.
--------------------------------------------------------
     Although FleaMan.Com Inc. was acquired from Mr. Ralph J. Fasano, he was not affiliated with the Company at the time, such that the transaction was an "arm's-length" transaction.

     No other transactions have been enacted with anyone deemed to be an affiliate of the Company.

Item 8.  Legal Proceedings.
---------------------------
     GTrade might be both a plaintiff and defendant from time-to-time in lawsuits incidental to its business. However, GTrade is not presently party to any pending legal proceedings.

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                                     13

Item 9.  Market Price of and Dividends on the Registrant's Common Equity
------------------------------------------------------------------------
and Related Stockholder Matters.
--------------------------------

     The following table sets forth the market prices for the shares of Common Stock of GTrade. The prices are quoted in U.S. Dollars, and reflect the high ask and low bid prices quoted on the Bulletin Board sponsored by the National Association of Securities Dealers, Inc. for each calendar quarter since September 30, 1997.

 GTrade Common Stock                  High         Low
                                      ---------    ---------
     1997
     ----
     First Quarter                        N/A         N/A
     Second Quarter                       N/A         N/A
     Third Quarter                        N/A         N/A
     Fourth Quarter                       .30         .10

     1998
     ----
     First Quarter                       7.50        5.875
     Second Quarter                      7.00         .3125
     Third Quarter                       5.625       2.00
     Fouth Quarter                       9.375       4.50

     1999
     ----
     First Quarter                      16.125       2.00
     Second Quarter                     11.00        1.5625
     Third Quarter                      10.125       6.5625

     On September 30, 1999, the stock of GTrade was last quoted at $9.50 bid and $9.75 asked on the Bulletin Board sponsored by the National Association of Securities Dealers, Inc. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. As of that date GTrade had approximately 99 shareholders of record.

Item 10.  Recent Sales of Unregistered Securities.
--------------------------------------------------
     On April 6, 1999 GTrade issued 4,000,000 shares of its Common Stock to 17 investors for $100,000.00 in reliance on the exemption contained in Rule 504 of Regulation D under the Securities Act of 1933, as amended.

     On June 2, 1999 GTrade acquired FleaMan.Com Inc., a Nevada corporation ("FleaMan") from Mr. Ralph J. Fasano in consideration of 400,000 shares of GTrade Common Stock and 100,000 shares of GTrade Series A Preferred Stock pursuant to an Agreement and Plan of Reorganization dated May 20, 1999 (the "FleaMan Reorganization Agreement") by and between GTrade and Mr. Fasano. The issuance was made in reliance on the exemption contained in Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving any public offering.

     On August 27, 1999 GTrade acquired NetSafety Corporation USA, Inc., a California corporation ("NetSafety") from Messrs. Jeff A. Fortin, Josh R. Wise and William T. Albanese, Trustees under a Preferred Stock Trust Agreement dated August 27, 1999 for the then existing shareholders of NetSafety in consideration of 100,002 shares of GTrade Series C Preferred Stock pursuant to an Agreement and Plan of Reorganization dated August 27, 1999 (the "NetSafety Reorganization Agreement") by and between GTrade and the Trustees. GTrade also issued 170,000 shares of GTrade Common Stock to NetSafety for its use in funding its operations, with the contemplation that such shares would be pledged to lenders to secure the funds needed to operate NetSafety. The issuances were made in reliance on the exemption contained in Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving any public offering.

Item 11.  Description of Registrant's Securities to be Registered.
------------------------------------------------------------------
     The authorized capitalization of the Company consists of 50,000,000 shares of Common Stock, $.001 par value and 700,000 shares of Preferred Stock, $.05 par value. As of September 30, 1999, the Company had 10,725,800 shares of its Common Stock issued and outstanding, held of record by 99 shareholders; and 200,002 shares of Preferred Stock issued and outstanding.

Common Stock
------------
     The holders of the Company's Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote, and do not have any cumulative voting rights. There are no preemptive rights, such that the Board of Directors is empowered to issue additional shares of the Company without regard for the rights of existing holders to share in any such subsequent issuance. The holders of the Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds lawfully available therefor. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference(s) of any outstanding class or series of Preferred Stock. All outstanding shares are fully-paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock which the Company has issued or which the Company may issue in the future.

Preferred Stock
---------------
     The Company issued 100,000 shares of its Series A Preferred Stock to Mr. Ralph J. Fasano upon its acquisition of FleaMan.Com Inc., a Nevada corporation ("FleaMan"). These shares are redeemable by Mr. Fasano at any time after June 30, 2000 for 70% of the issued and outstanding shares of FleaMan; and are entitled to vote with the Common Stock on a share-for-share basis, i.e. one vote per share, except as otherwise required by law or to approve any (i) amendment to the Company's Certificate of Incorporation or By-laws which would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred Stock, or (ii) reclassify any Common Stock into shares having any preferences or priority as to dividends or assets superior to or on a parity with any such preferences or priorities of the Series A Preferred Stock.

     The Company issued 100,002 shares of its Series C Preferred Stock to Messrs. Jeff A. Fortin, Josh R. Wise and William T. Albanese, Trustees under a Preferred Stock Trust Agreement dated August 27, 1999 Fasano upon its acquisition of NetSafety Corporation USA, Inc., a California corporation ("NetSafety"). These shares are redeemable by the Trustees at any time after August 30, 2000 for 70% of the issued and outstanding shares of NetSafety; and are entitled to vote with the Common Stock on a share-for-share basis, i.e. one vote per share, except as otherwise required by law or to approve any (i) amendment to the Company's Certificate of Incorporation or By-laws which would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series C Preferred Stock, or (ii) reclassify any Common Stock into shares having any preferences or priority as to dividends or assets superior to or on a parity with any such preferences or priorities of the Series C Preferred Stock.

     Although the Company approved the issuance of 10,000 shares of Series B Preferred Stock in connection with the proposed acquisition of I-Jet Aviation Consultants, Inc., a Nevada corporation ("I-Jet"), such shares were never issued, as the shareholders of I-Jet rescinded the transaction for failure of the Company to fund the operations of I-Jet in conformity with the obligations of the Company contained in that certain Agreement and Plan of Reorganization dated July 27, 1999 by and between the Company and the two shareholders of I-Jet.

Item 12.  Indemnification of Directors and Officers.
----------------------------------------------------
     The Company's Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

     The General Corporation Law of the State of Delaware (the "Delaware GCL") provides in general that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgement, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the
circumstances, he is entitled to indemnification of such expenses.   The
indemnification described in clauses (ii) and (iii) above shall be made only upon order by a court or a determination by (a) a majority of a quorum of disinterested directors, (b) under certain circumstances, independent legal counsel or (c) the stockholders, that indemnification is proper
because the applicable standard of conduct is met.   Expenses incurred by a
director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses related.

     The Company's Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

     The Company may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 13.  Financial Statements and Supplementary Data.
------------------------------------------------------
     The financial statements, notes thereto, and the report of independent public accountants thereon are included herein. Supplementary data, including quarterly financial information, is included following the financial statements.

Item 14.  Changes in and Disagreements with Accountants on Accounting and
-------------------------------------------------------------------------
Financial Disclosure.
---------------------
       None














                   (This Space Intentionally Left Blank)

Item 15.  Financial Statements and Exhibits.
---------------------------------------------

(a)  Financial Statements and Schedules
          (1) Financial Statements:
                    Report of Independent Public Accountants . . . . F-2
                    Balance Sheets . . . . . . . . . . . . . . . . . F-3
                    Statements of Operations . . . . . . . . . . . . F-4
                    Statements of Stockholders' Equity . . . . . . . F-5
                    Statements of Cash Flows . . . . . . . . . . . . F-6
                    Notes to Financial Statements. . . . . . . . . . F-8

(b)  Exhibits
The following is a list of Exhibits filed as part of the Registration
Statement:

  Exhibit                                                               Location or
   No.       Title of Document                         Page No.            Filing
--------    -------------------------------------     --------          ------------
 3(i)        Articles of Incorporation                 43                   Original
 3(ii)       By-laws                                   67                   Original
 10.01       License Agreement between Registrant      86                   Original
             and Automation Excellence Caribe Ltd.
             dated April 5, 1999 relating to the
             world-wide marketing rights by the
             Registrant of the AutoEx Exchange
             Server, a computer transaction
             software system.
 10.02       Agreement and Plan of Reorganization      97                   Original
             between the Registrant and Ralph J.
             Fasano dated May 20, 1999 relating to
             the acquisition of FleaMan.Com Inc.,
             a Nevada corporation, as amended.
 10.03       Agreement and Plan of Reorganization      105                  Original
             between the Registrant and Messrs.
             Philip Andronicos and Dominick Cerisano
             relating to the acquisition of I-Jet
             Aviation Consultants, Inc., a Nevada
             corporation.
 10.04       Agreement and Plan of Reorganization      113                  Original
             between the Registrant and the
             Principal Shareholders of NetSafety
             Corporation USA, Inc., a California
             corporation ("NetSafety"), relating
             to the acquisition of NetSafety.
 21.01       Subsidiaries of the Registrant            120                  Original
 27.01       Financial Data Schedule                   121                  Original
------------------------------------------------------

                                 SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Great River, State of New York, on the 3rd day of November, 1999.

                                   GTrade.Network Inc.
                                   /S/ Ralph J. Fasano
                                   By: Ralph J. Fasano
                                       President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.


Signature                Title                              Date

/S/ Ralph J. Fasano      President and a Director           November 3, 1999
-------------------      (Principal Executive Officer)
Ralph J. Fasano

/S/ Sheldon C. Ruggles   Chief Financial Officer            November 3, 1999
----------------------   and a Director
Sheldon C. Ruggles

/S/ Murray Berger        Director                           November 3, 1999
-----------------
Murray Berger

                   GTrade.Network, Inc. And Subsidiaries

                     Consolidated Financial Statements

                         For the Nine Months Ended

                             September 30, 1999

                   GTRADE.NETWORK, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEET
                             SEPTEMBER 30, 1999

                                   ASSETS

CURRENT ASSETS:

   Cash and cash equivalents                                  $     86,579
                                                              -------------
Total Current Assets                                                86,579
                                                              -------------
PROPERTY and EQUIPMENT, net                                        325,764
                                                              -------------
OTHER ASSETS:

   Investment in marketing rights of license agreement               2,000
   Patents and copyrights                                            5,774
   Loans, officers                                                  23,400
   Goodwill                                                          2,282
   Security Deposits                                                40,000
                                                              -------------
Total Other Assets                                                  73,456
                                                              -------------
TOTAL ASSETS:                                                      485,799
                                                              =============












                                     21


                   GTRADE.NETWORK, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEET
                             SEPTEMBER 30, 1999



                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                           $    195,800
   Accrued expenses and taxes                                        2,641
   Corporation taxes payable                                        10,000
                                                              -------------
Total Current Liabilities                                          208,441
                                                              -------------
LONG-TERM LIABILITIES:
   Notes payable                                                   225,000
                                                              -------------
Total Long-term liabilities                                        225,000
                                                              -------------
STOCKHOLDERS' EQUITY

   Preferred shares  700,000 authorized $.05 par value
      200,002 issued and outstanding                                10,000
   Common shares 50,000,000 authorized $.001 par value
      10,555,800 shares issued and outstanding                      10,556
   Additional paid-in capital                                      369,165
   Retained earnings (deficit)                                 (   337,363)
                                                              -------------
Total Stockholders' Equity                                          52,358
                                                              -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         485,799
                                                              =============























                                     22

                   GTRADE.NETWORK, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999


REVENUES:                                                     $          0
                                                              -------------
COSTS AND EXPENSES:

   Computer related expenses                                             0

   Selling and promotion costs                                       2,758

   General and administrative expenses                             142,286

   Interest expense, net of interest income                              0
                                                              -------------
   Total Costs and Expenses                                        145,044
                                                              -------------
INCOME (LOSS) BEFORE PROVISION FOR
   INCOME TAXES                                               (    145,044)

PROVISION (BENEFIT) FOR INCOME TAXES                                10,000
                                                              -------------
NET INCOME (LOSS)                                             (    155,044)
                                                              =============

INCOME (LOSS) PER COMMON SHARE                                $(      0.02)
                                                              =============

WEIGHTED AVERAGE NUMBER OF
   SHARES OUTSTANDING                                            8,333,578
                                                              =============
           --------------------------------------------























                                     23

                   GTRADE.NETWORK, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOW
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (Loss)                                                 ($   155,044)
   Changes in operating Assets and Liabilities:
     Accrued expenses and taxes                                      2,641
     Corporation taxes payable                                      10,000
                                                              -------------
     Net cash used in operating activities                    (    142,403)
                                                              -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                         (     80,764)
   Investment in patents & copyrights                         (      5,774)
   Increase in officers loans                                 (     18,000)
                                                              -------------
   Net cash used in investing activities                      (    104,538)
                                                              -------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from notes                                             225,000
   Proceeds from sale of stock                                     100,000
                                                              -------------
   Net cash provided by financing activities                       325,000
                                                              -------------

   Net increase in cash                                             78,059

   Cash, beginning of year                                           8,520
                                                              -------------
   Cash, end of period (9/30/99)                                    86,579
                                                              =============




























                                     24
                   GTRADE.NETWORK, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   JANUARY 19, 1994 TO SEPTEMBER 30, 1999

                                                                             Deficit
                               Common Stock      Preferred Stock   Paid In  Retained
                              Shares   Amount    Shares   Amount   Capital  Earnings
                          ----------- -------- --------- -------- --------- ---------
Balance
January 14, 1994
(Reinstatement)
Retroactively Restated         5,800  $      6  $    -0- $    -0-  $134,245 ($134,251)

Contributed Capital                                                      30

Net Loss for Year Ended
December 31, 1994                                                           (      30)
                          ------------------------------------------------------------
Balance
December 31, 1994              5,800        6       -0-      -0-   134,275  ( 134,281)

Contributed Capital                                                     61

Net Loss for Year Ended
December 31, 1995                                                           (      61)
                          ------------------------------------------------------------
Balance
December 31, 1995              5,800        6       -0-      -0-   134,336  ( 134,342)

Net Loss for Year Ended
December 31, 1996                                                           (     100)
                          ------------------------------------------------------------
Balance
December 31, 1996              5,800        6       -0-      -0-   134,336  ( 134,442)

Net Loss for Year Ended
December 31, 1997                                                           (     100)
                          ------------------------------------------------------------
Balance
December 31, 1997              5,800        6       -0-      -0-   134,336  ( 134,542)





                                     25

                   GTRADE.NETWORK, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   JANUARY 19, 1994 TO SEPTEMBER 30, 1999

                                                                             Deficit
                              Common Stock       Preferred Stock   Paid In  Retained
                            Shares    Amount    Shares    Amount   Capital  Earnings
                        -----------  -------- ---------  -------- --------- ---------

Shares Issued for
Services at $1.00 Per
Share                       40,000        40                        39,960

Shares Issued for
Services at $.02 Per
Share                       10,000        10                           190

Shares Issued for
Services at $.001 Per
Share                    3,950,000     3,950

Shares Issued for
Services at $.02 Per
Share                      150,000       150                         2,850

Contributed Capital                                                    827

Net Loss for Year Ended
December 31, 1998                                                            ( 47,777)
                         -------------------------------------------------------------
Balance
December 31, 1998        4,155,800     4,156       -0-       -0-   178,163   (182,319)

Shares Issued for
License at $.001 Per
Share (4/5/99)           2,000,000     2,000

Sold Shares (4/6/99)
at $.025 Per Share       4,000,000     4,000                        96,000

Shares Issued (6/2/99)
for Purchase of
Fleaman.Com at $.001
Per Share                  400,000       400

Shares Issued (6/2/99)
for Purchase of
Fleaman.Com at $.05
Per Share                                      100,000     5,000

Shares Issued (8/26/99)
for Purchase of
NetSafety Corp. at $1.00
Per Share                                                100,002     5,000     95,002




                                    26

                   GTRADE.NETWORK, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   JANUARY 19, 1994 TO SEPTEMBER 30, 1999

                                                                             Deficit
                              Common Stock       Preferred Stock   Paid In  Retained
                            Shares    Amount    Shares    Amount   Capital  Earnings
                        -----------  -------- ---------  -------- --------- ---------

Net Loss for nine months
Ended September 30, 1999                                                     (155,044)
                         -------------------------------------------------------------
Balance
September 30, 1999      10,155,800    10,556   200,002    10,000   369,165   (337,363)

































                                     27
                   GTRADE.NETWORK, INC. AND SUBSIDIARIES
                       NOTES TO FINANCIAL STATEMENTS
                             SEPTEMBER 30, 1999

Note 1 - Corporate History
--------------------------
Gtrade.Network, Inc., (the Company), was incorporated in the state of Delaware on March 16, 1993 under the name of Avistar Acquisitions, Inc. On July 5, 1995, Back & Neck Corp., and Idaho Corporation was merged into the Company. The Company was engaged in the business of providing chiropractic services from July 5, 1995 until November 28, 1997, at which time the Company's chiropractic business conducted through a wholly-owned subsidiary Back & Neck Chiropractic Management Corp., (a New Jersey Corporation), was transferred to Dr. Ernest Pecararo in consideration of $ 35,000 cash and his assumption of all the liabilities of the Company then existing. After November 28, 1997, the Company had no assets, no liabilities, and no business operations and was searching for a business opportunity to acquire.

On February 11, 1999, the Company amended its Certificate of Incorporation to (I) change its name from Naturally New Zealand Networks, Inc. To CrossCountry Holdings Ltd., (ii) increase the number of shares of Common Stock authorized for issuance from 25,000,000 shares to 50,000,000 shares, and (iii) authorize the Board of Directors to determine by Board action the designation powers, preferences and rights of any shares of Preferred Stock to be issued by the Company.

On April 5, 1999 the Company issued 2,000,000 shares of Common Stock to secure the exclusive worldwide marketing rights under a License Agreement from Automation Excellence Caribe Ltd., for the AutoEx Exchange Server software (the "System"), which allows two parties to transact business over the Internet with state-of-the-art security, and allows for the guaranteed delivery of product against immediate payment of funds in any of 225 currencies.

On April 20, 1999, the Company amended its Certificate of Incorporation to change its name from CrossCountry Holdings, Ltd., to GTrade.Network, Inc.

On June 2, 1999, the Company acquired 100% of the issued and outstanding shares of FleaMan. Com, Inc. a Nevada corporation, in consideration of 400,000 shares of its Common Stock and 100,000 shares of its Series A Preferred Stock. Pursuant to the Agreement and Plan of Reorganization dated May 20, 1999, the Company is committed to infuse $ 3,000,000 of capital into FleaMan.Com, Inc., and after one year the holder of the Preferred Stock has the right to redeem the Preferred Stock by requiring the Company to transfer 70% of the outstanding shares of FleaMan.Com Inc.'s common stock to such holder, and the Company has the right to effect such a redemption at its election.

On August 27, 1999, the Company acquired 100% of the issued and outstanding shares of NetSafety Corporation USA, a California corporation, in consideration of 100,002 shares of Gtrade Series C Preferred Stock.



                                     28

                   GTRADE.NETWORK, INC. AND SUBSIDIARIES
                       NOTES TO FINANCIAL STATEMENTS
                             SEPTEMBER 30, 1999

Note 2 - Significant Accounting Policies
----------------------------------------
A.   The Company uses the accrual method of accounting.
B. Revenues and directly related expenses are recognized in the period when the goods are shipped to the customer.
C. The Company consider all short term, highly liquid investments that are readily convertible, within three months, to known amounts as cash equivalents. The Company currently has no cash equivalents.
D. Basic Earnings Per Share amounts are based on the weighted average number of shares outstanding at the dates of the financial statements. Fully diluted Earnings Per Shares shall be shown on stock options and other convertible issues that may be exercised within ten years of the financial statement dates.
E. Inventories: Inventories are stated at the lower of cost, determined by the FIFO method or market.
F. Property and Equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is applied primarily using the straight-line method at various rates calculated to recover the carrying values of the respective assets over their estimated useful lives. Leasehold improvements and assets acquired under capital leases are amortized over the shorter of the lease terms or the useful life of the respective assets.
G. Estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual Results could differ form those estimates.
H. Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.
















                                     29

                   GTRADE.NETWORK, INC. AND SUBSIDIARIES
                    OTHER SELECTED FINANCIAL INFORMATION
                             SEPTEMBER 30, 1999

Costs and Expenses
------------------
Computer Related Expenses
   Website maintenance                                                 -0-
   Internet service provider                                           -0-
   Computer maintenance and supplies                                   -0-
                                                               ------------
Total Computer Related Expenses                                        -0-
                                                               ------------
Selling and Promotion Costs
   Advertising and promotional                                         -0-
   Travel                                                              -0-
   Meals and entertainment                                              55
   Samples                                                           2,703
   Commissions                                                         -0-
                                                               ------------
Total Selling and Promotional Costs                                  2,758
                                                               ------------
General and Administrative Expenses:
   Payroll, Officers                                                51,000
   Payroll taxes and benefits                                        3,902
   Rent expense                                                        -0-
   Office and postage                                                  306
   Repairs, maintenance and cleaning                                   -0-
   Messenger and delivery                                              727
   Telephone                                                           399
   Legal fees                                                       51,888
   Accounting fees                                                   1,800
   Consulting fees                                                     750
   Auto expense                                                        -0-
   Dues and publications                                               100
   Licenses, fees and permits                                           70
   Bank charges                                                        782
   Stock transfer, listing and other fees                            1,751
   Investor relations                                                2,500
   Expenses related to failed venture                               25,000
   General Expenses                                                  1,311
   Depreciation and amortization                                       -0-
                                                               ------------
Total General and Administrative Expenses                          142,286
                                                               ------------














                                     30

                   GTRADE. NETWORK, INC. AND SUBSIDIARIES
                    OTHER SELECTED FINANCIAL INFORMATION
                             SEPTEMBER 30, 1999


Property and Equipment
----------------------
  Computer equipment and software                              $   268,138
  Website development                                               55,626
  Office furniture and equipment                                     2,000
                                                               ------------
  Total property and equipment                                     325,764
                                                               ------------



































                                     31



                            GTrade.Network, Inc.
               Formerly Naturally New Zealand Networks, Inc.
                   Formerly Back & Neck Management Corp.
                       (A Development Stage Company)

                            Financial Statements

                          December 31, 1998 & 1997
/Letterhead/
                           Schvaneveldt & Company
                          Certified Public Company
                     275 East South Temple, Suite #300
                         Salt Lake City, Utah 84111
                               (801) 521-2392

Darrell T. Schvaneveldt, C.P.A.


                        Independent Auditors Report
                        ---------------------------

Board of Directors
GTrade.Network, Inc.
Formerly Naturally New Zealand Networks, Inc.
Formerly Back & Neck Management Corp.
(A Development Stage Company)

I have audited the accompanying balance sheets of GTrade.Network, Inc., formerly Naturally New Zealand Networks, Inc., formerly Back & Neck
Management Corp., (a development stage company), as of December 31, 1998 &
1997, and the related statements of operations, stockholders' equity, and cash flows accumulated for the period January 18, 1994 (Reinstatement) to December 31, 1998, and the years ended December 31, 1998, 1997 and 1996.
These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of GTrade.Network, Inc., formerly Naturally New Zealand Networks, Inc., formerly Back & Neck
Management Corp., (a development stage company), as of December 31, 1998 and 1997, and the results of its operations and its cash flows accumulated for the period January 18, 1994 (Reinstatement) to December 31, 1998, and the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #5 to the financial statements, the Company has an accumulated deficit and a negative net worth at December 31, 1998 and 1997. These factors raise substantial doubt about the Company's ability to continue as a going concern.
Management's plans in regard to these matters are also discussed in Note
#5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/S/ Schvaneveldt & Company
Salt Lake City, Utah
June 24, 1999

                            GTrade.Network, Inc.
               Formerly Naturally New Zealand Networks, Inc.
                   Formerly Back & Neck Management Corp.
                       (A Development Stage Company)
                               Balance Sheets
                          December 31, 1998 & 1997


                                                        December       December
                                                        31, 1998       31, 1997
                                                      ------------   ------------
                                        Assets

Current Assets                                      $        -0-   $        -0-
--------------                                       ------------   ------------
     Total Assets                                   $        -0-   $        -0-
                                                     ============   ============

                          Liabilities & Stockholders' Equity

Current Liabilities
-------------------
  Accounts Payable                                  $        -0-   $        200

Stockholders' Equity
--------------------
  Preferred Shares 700,000 Authorized,
   $.05 Par Value; None Issued
  Common Shares 25,000,000 Authorized
   $0.001 Par Value 4,155,800 Shares and
   116,192 Shares Issued and Outstanding
   Retroactively Restated                                  4,156              6
  Paid-In Capital                                        178,163        134,336
  Retained Earnings                                 (    134,251)  (    134,251)
  Deficit Accumulated in the Development Stage      (     48,068)  (        291)
                                                     ------------   ------------
     Total Stockholders' Equity                              -0-   (        200)
                                                     ------------   ------------
     Total Liabilities & Stockholders' Equity       $        -0-   $        -0-
                                                     ============   ============


 The accompanying notes are an integral part of these financial statements

                                    F-3

                            GTrade.Network, Inc.
               Formerly Naturally New Zealand Networks, Inc.
                   Formerly Back & Neck Management Corp.
                       (A Development Stage Company)
                          Statements of Operations
        Accumulated for the Period January 18, 1994 (Reinstatement)
                            to December 31, 1998
            and the Years Ended December 31, 1998, 1997 and 1996


                                       Accumulated       1998       1997       1996
                                         ---------- ---------- ---------- ----------
Revenues                                 $     -0-  $     -0-  $     -0-   $     -0-
--------                                 ---------- ---------- ----------  ----------
Expenses
--------
  Legal Fees                                 5,850      5,850        -0-         -0-
  Consulting Fees                           41,300     41,300        -0-         -0-
  Filing Fees                                  918        627        100         100
                                         ---------- ---------- ----------  ----------
     Total Expenses                         48,068     47,777        100         100
                                         ---------- ---------- ----------  ----------
     Net Loss                            ($ 48,068) ($ 47,777) ($    100)  ($    100)
                                         ========== ========== ==========  ==========
     Basic Loss Per Share                           $    (.00) $    (.00)  $    (.00)

     Weighted Average Shares
     Outstanding Retroactively
     Restated                                         415,580    116,192     116,192



 The accompanying notes are an integral part of these financial statements

                                    F-4

                            GTrade.Network, Inc.
               Formerly Naturally New Zealand Networks, Inc.
                   Formerly Back & Neck Management Corp.
                       (A Development Stage Company)
                     Statements of Stockholders' Equity
           January 19, 1994 (Reinstatement) to December 31, 1998

                                                                          Accumulated
                                                                  Deficit  Deficit in
                                     Common Stock      Paid In   Retained Development
                                  Shares     Amount    Capital   Earnings       Stage
                              --------------------------------------------------------
Balance, January 14, 1994
(Reinstatement)
Retroactively Restated            5,800  $       6  $ 134,245  ($134,251)  $     -0-

Contributed Capital                                        30

Net Less for Year Ended
December 31, 1994                                                          (      30)
                             --------------------------------------------------------
Balance,
December 31, 1994                 5,800          6    134,275  ( 134,251)  (      30)

Contributed Capital                                        61

Net Loss for Year Ended
December 31, 1995                                                          (      61)
                             --------------------------------------------------------
Balance,
December 31, 1995                 5,800          6    134,336  ( 134,251)  (      91)

Net Loss for Year Ended
December 31, 1996                                                          (     100)
                             --------------------------------------------------------
Balance,
December 31, 1996                 5,800          6    134,336  ( 134,251)  (     191)

Net Loss for Year Ended
December 31, 1997                                                          (     100)
                             --------------------------------------------------------
Balance,
December 31, 1997                 5,800          6    134,336  ( 134,251)  (     291)

Shares Issued for Services
at $1.00 Per Share               40,000         40     39,960



 The accompanying notes are an integral part of these financial statements
                                    F-5



                            GTrade.Network, Inc.
               Formerly Naturally New Zealand Networks, Inc.
                   Formerly Back & Neck Management Corp.
                       (A Development Stage Company)
               Statements of Stockholders' Equity -Continued-
           January 19, 1994 (Reinstatement) to December 31, 1998

                                                                          Accumulated
                                                                  Deficit  Deficit in
                                     Common Stock      Paid In   Retained Development
                                  Shares     Amount    Capital   Earnings       Stage
                              --------------------------------------------------------
Shares Issued for Services
at $.02 Per Share                10,000         10        190

Shares Issued for Services
at $.001 Per Share            3,950,000      3,950

Shares Issued for Services
at $.02 Per Share               150,000        150      2,850

Contributed Capital                                       827

Net Loss for Year Ended
December 31, 1998                                                           (  47,777)
                              --------------------------------------------------------
Balance,
December 31, 1998             4,155,800  $   4,156  $ 178,163  ($134,251)   ($ 48,068)
                              ========================================================



 The accompanying notes are an integral part of these financial statements

                                    F-6

                            GTrade.Network, Inc.
               Formerly Naturally New Zealand Networks, Inc.
                   Formerly Back & Neck Management Corp.
                       (A Development Stage Company)
                          Statements of Cash Flows
         Accumulated for the Period January 18, 1994 (Reinstatement)
                            to December 31, 1998
            and the Years Ended December 31, 1998, 1997 and 1996

                                       Accumulated       1998       1997        1996
                                         ---------- ---------- ----------  ----------
Cash Flows from Operating Activities
------------------------------------
 Operating Activities:
  Net Loss                               ($ 48,068) ($ 47,777) ($    100)  ($    100)
  Non Cash Expenses                         47,150     47,150        -0-         -0-
 Changes in Operating Assets &
  Liabilities:
   (Decrease) Increase in Accounts
    Payable                                    -0-  (     200)       100         100
                                         ---------- ---------- ----------  ----------
   Net Cash Provided by
   Operating Activities                  (     918) (     827)       -0-         -0-

Cash Flows from Investing Activities     $     -0-  $     -0-  $     -0-   $     -0-
------------------------------------

Cash Flows from Financing Activities
------------------------------------
 Contributed Capital                           918        827        -0-         -0-
                                         ---------- ---------- ----------  ----------
   Net Cash Provided by
   Financing Activities                        -0-        -0-        -0-         -0-

   Increase (Decrease) in Cash                 -0-        -0-        -0-         -0-

   Cash at Beginning of Period                 -0-        -0-        -0-         -0-
                                         ---------- ---------- ----------  ----------
   Cash at End of Period                 $     -0-  $     -0-  $     -0-   $     -0-
                                         ========== ========== ==========  ==========
Disclosures for Operating Activities
------------------------------------
 Interest                                $     -0-  $     -0-  $     -0-   $     -0-
 Taxes                                         -0-        -0-        -0-         -0-


 The accompanying notes are an integral part of these financial statements
                                    F-7
                            GTrade.Network, Inc.
               Formerly Naturally New Zealand Networks, Inc.
                   Formerly Back & Neck Management Corp.
                       (A Development Stage Company)
                       Notes to Financial Statements

NOTE #1 - Corporate History
---------------------------
GTrade.Network, Inc., (the Company), was incorporated in the state of Delaware on March 16, 1993 under the name of Avistar Acquisitions, Inc. On July 5, 1995, Back & Neck Corp., an Idaho Corporation was merged into the Company. The Company was engaged in the business of providing chiropractic services from July 5, 1995 until November 28, 1997, at which time the Company's chiropractic business, conducted through a wholly-owned subsidiary Back & Neck Chiropractic Management Corp., (a New Jersey Corporation), was transferred to Dr. Ernest Pecararo in consideration of $35,000 cash and his assumption of all of the liabilities of the Company then existing. After November 28, 1997, the Company had no assets, no liabilities, and no business operations and was searching for a business opportunity to acquire.

The Company has been considered a development stage company since its reinstatement in 1994.

NOTE #2 - Significant Accounting Policies
-----------------------------------------
A.   The Company uses the accrual method of accounting.
B. Revenues and directly related expenses are recognized in the period when the goods are shipped to the customer.
C. The Company considers all short term, highly liquid investments that are readily convertible, within three months, to known amounts as cash equivalents. The Company currently has no cash equivalents.
D. Basic Earnings Per Share amounts are based on the weighted average number of shares outstanding at the dates of the financial statements. Fully Diluted Earnings Per Shares shall be shown on stock options and other convertible issues that may be exercised within ten years of the financial statement dates.
E.   Inventories:   Inventories are stated at the lower of cost, determined
     by the FIFO method or market.
F.   Depreciation:   The cost of property and equipment is depreciated over
     the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related assets or the estimated lives of the assets. Depreciation is computed on the straight line method for reporting purposes and for tax purposes.
G.   Estimates:   The preparation of the financial statements in conformity
     with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.





                                    F-8

                            GTrade.Network, Inc.
               Formerly Naturally New Zealand Networks, Inc.
                   Formerly Back & Neck Management Corp.
                       (A Development Stage Company)
                 Notes to Financial Statements -Continued-

NOTE #3 - Stockholders' Equity
------------------------------
Common Stock;

     On July 14, 1998, the Company amended its Certificate of Incorporation to authorize 25,000,000 shares of common stock with a par value of $0.001 per share.

Preferred Stock;

     The Certificate of Amendment also authorized the Company to issue
     700,000 shares of Preferred Stock with a par value of $0.005 per share.
     All of the Preferred Shares are designated as "Series A Convertible Preferred Shares". The Preferred Shares are not entitled to receive dividends, except as prescribed for the issuance of common shares as dividends. The Preferred Shares shall have liquidation preferences subject to the terms under which they were issued. The Preferred Shares, Series A Shares, shall have conversion rights at any time one year after the date of issuance into ten fully paid and non-assignable shares of Common Stock.

     No preferred shares have been issued under these provisions.

Stock Split;

     In November 1997, the Company authorized and executed a one for twenty reverse split, of its outstanding shares of common stock.

     On June 14, 1998, the Company authorized and executed a one for twenty reverse split, of its outstanding shares of common stock.

Common Shares Issued for Services;

     The Company has issued shares as follows for services rendered to the Company.


Date                Pre Split       Post Split  Value of Services
----------------   --------------  -----------  -----------------

January 20, 1998       3,000,000      150,000             $3,000
March 20, 1998           600,000       30,000             30,000
April 15, 1998           200,000       10,000             10,000
May 15, 1998             200,000       10,000                200
June 19, 1998                N/A    3,850,000              3,850
July 30, 1998                         100,000                100

                                    F-9


                            GTrade.Network, Inc.
               Formerly Naturally New Zealand Networks, Inc.
                   Formerly Back & Neck Management Corp.
                       (A Development Stage Company)
                 Notes to Financial Statements -Continued-

NOTE #3 - Stockholders' Equity -Continued-
------------------------------------------
Stock Options;

     On June 16, 1998, the Company issued Options to acquire 4,000,000 shares of Common Stock, for a price of $0.25 per share. The Options expired on June 16, 1999 with none having been exercised.

NOTE #4 - Net Operating Loss Carryforward for Income Tax Purposes
-----------------------------------------------------------------
The Company has incurred losses that can be carried forward to offset future earnings if conditions of the Internal Revenue Codes are met. These losses are as follows:

                  Year of                             Expiration
                    Loss              Amount                Date
                  -----------------------------------------------
                    1994                  30                2014
                    1995                  61                2015
                    1996                 100                2016
                    1997                 100                2017
                    1998              48,777                2018

The Company has adopted FASB 109 to account for income taxes. The Company currently has no issues that create timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty as to the utilization of net operating loss carryforwards an evaluation allowance has been made to the extent of any tax benefit that net operating losses may generate.

                                                  1998      1997      1996
                                              --------- --------- ---------
Current Tax Asset Value of Net Operating
Loss Carryforwards at Current Prevailing
Federal Tax Rate                              $  7,210  $     44  $     29
Evaluation Allowance                          (  7,210) (     44) (     29)
                                              -----------------------------
     Net Tax Asset                            $    -0-  $    -0-  $    -0-
                                              =============================
     Current Income Tax Expense               $    -0-  $    -0-  $    -0-
     Deferred Income Tax Benefit                   -0-       -0-       -0-

NOTE #5 - Going Concern
-----------------------
The Company has no assets and no operations from which it can obtain working capital. The Company recognizes that it must find a source of working capital or the Company may not be able to continue its existence.

                                    F-10

                            GTrade.Network, Inc.
               Formerly Naturally New Zealand Networks, Inc.
                   Formerly Back & Neck Management Corp.
                       (A Development Stage Company)
                 Notes to Financial Statements -Continued-

NOTE #6 - Subsequent Events
---------------------------
On February 11, 1999, the Company amended its Certificate of Incorporation to (i) change its name from Naturally New Zealand Networks, Inc., to CrossCountry Holdings Ltd., (ii) increase the number of shares of Common Stock authorized for issuance from 25,000,000 shares to 50,000,000 shares, and (iii) authorize the Board of Directors to determine by Board action the designation, powers, preferences and rights of any shares of Preferred Stock to be issued by the Company.

On April 5, 1999, the Company issued 2,000,000 shares of Common Stock to secure the exclusive, worldwide marketing rights under a License Agreement from Automation Excellence Caribe Ltd., for the AutoEx Exchange Server software (the "System"), which allows two parties to transact business over the Internet with state-of-the-art security, and allows for the guaranteed delivery of product against immediate payment of funds in any of 225 currencies.

On April 6, 1999, the Company issued 4,000,000 shares of Common Stock for $100,000.00.

On April 20, 1999, the Company amended its Certificate of Incorporation to change its name from CrossCountry Holdings, Ltd., to GTrade.Network Inc.

On June 2, 1999, the Company acquired 100% of the issued and outstanding shares of FleaMan.Com Inc., a Nevada corporation, in consideration of 400,000 shares of its Common Stock and 100,000 shares of its Series A Preferred Stock. Pursuant to the Agreement and Plan of Reorganization dated May 20, 1999, the Company is committed to infuse $3,000,000 of capital into FleaMan.Com Inc., and after one year the holder of the Preferred Stock has the right to redeem the Preferred Stock by requiring the Company to transfer 70% of the outstanding shares of FleaMan.Com Inc.'s, common stock to such holder, and the Company has the right to effect such a redemption at its election.



                                    F-11